Exhibit (j)

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Amendment No. 1 to the Registration Statement (Form N-1A, No. 811-22705) of the SSgA Master Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated August 28, 2012, with respect to the financial statements of SSgA Multi-Asset Real Return Portfolio, SSgA Income Allocation Portfolio and SSgA Global Allocation Portfolio (three of the portfolios comprising SSgA Master Trust), included in the June 30, 2012 annual report of the SSgA Master Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 26, 2012